Pulmonx Reports Fourth Quarter and Full Year 2020 Financial Results

Redwood City, CA – March 2, 2021 – Pulmonx Corporation (Nasdaq: LUNG) (“Pulmonx” or the "Company"), a global leader in minimally invasive treatments for lung disease, today reported financial results for the fourth quarter and full year of 2020 ended December 31, 2020.

Recent Highlights
•Achieved full year 2020 worldwide revenue of $32.7M, including 51% year-over-year sales growth in the U.S. despite challenges posed by the pandemic
•Expanded base of U.S. treatment centers for Zephyr Valve by over 50% since the start of 2020
•Increased the number of U.S. sales representatives by over 40% since the start of the 2020

“In closing out 2020, we are encouraged by the demonstrable resilience of our business and underlying demand for the Zephyr Valve. Although we faced headwinds from COVID-19 through the fourth quarter and into the first two months of 2021, recent signals indicate that procedure volumes are now recovering,” said Glen French, President & Chief Executive Officer. “With our expanded commercial footprint and the continued interest from patients and providers in the Zephyr Valve, we expect to reaccelerate growth as the pandemic subsides.”

Fourth Quarter 2020 Financial Results
Total worldwide revenue in the fourth quarter of 2020 was $9.8 million, a 5% decline from $10.3 million in the fourth quarter of 2019 and a decline of 8% on a constant currency basis. U.S. revenue was $4.9 million, a 4% increase compared to the fourth quarter of 2019. International revenue was $5.0 million, a 12% decrease compared to the fourth quarter of 2019, and a 17.0% decrease on a constant currency basis. The increase in U.S. revenue was driven by increased sales of the Zephyr Valve as we expanded commercialization efforts, while the decrease in international revenue was due to the continued impact of the COVID pandemic on our business.

Gross profit in the fourth quarter of 2020 was $7.1 million, compared to $7.3 million for the fourth quarter of 2019. Gross margin for the fourth quarter of 2020 was 72.0%, up from 70.9% for the same period in 2019.

Operating expenses in the fourth quarter of 2020 were $16.4 million, compared to $11.6 million for the fourth quarter of 2019, representing an increase of 41%. The increase in operating expenses was primarily driven by an increase in stock-based compensation, personnel-related expenses to expand our commercial, research and development, and general and administrative functions, as well as expenses associated with operating as a public company.

Net loss in the fourth quarter of 2020 was $9.3 million, or $0.27 per share, compared to a net loss of $4.7 million, or $2.48 per share, for the same period in 2019.

Full Year 2020 Financial Results
Total worldwide revenue for the full year of 2020 was $32.7 million, a 0.4% increase from $32.6 million for the full year of 2019 and a decline of 0.5% on a constant currency basis. U.S. revenue was $16.2 million, a 51% increase compared to the full year of 2019. International revenue was $16.5 million, a 24% decrease compared to the full year of 2019, and a 26% decrease on a constant currency basis. The increase in U.S. revenue was driven by increased sales of the Zephyr Valve as we expanded commercialization efforts while the decrease in international revenue was due to the impact of the COVID pandemic on our business.

Gross profit for the full year of 2020 was $21.2 million, compared to $22.4 million for the full year of 2019. Gross margin for the full year of 2020 was 64.8%, down from 68.8% for the same period in 2019. The decrease in gross margin was due to a temporary slowdown in production resulting from the COVID pandemic.

Operating expenses for the full year of 2020 were $53.5 million, compared to $40.3 million for the full year of 2019, representing an increase of 33%. The increase in operating expenses were driven by an increase in stock-based compensation, personnel-related expenses to expand our commercial, research and development, and general and administrative functions, costs related to operating a public company, and an expense of $3.0 million resulting from the write-off of deferred initial public offering costs in the second quarter of 2020.

Net loss for the full year of 2020 was $32.2 million, or $3.16 per share, compared to a net loss of $20.7 million, or $11.66 per share, for the same period in 2019. Net loss included a non-cash gain of $3.2 million from changes in the fair value of derivative liabilities associated with outstanding convertible debt and a success fee.

Cash and cash equivalents were $231.6 million as of December 31, 2020 compared to $14.8 million as of December 31, 2019.

Full Year & First Quarter 2021 Financial Guidance
While COVID-19 continues to pose a risk of uncertainty to the Company’s operating results and overall business, Pulmonx expects revenue for the full year 2021 to range from $46 million to $50 million, which represents approximately 41% to 53% growth over the Company’s full year 2020 revenue. Management expects revenue for the first quarter 2021 to range from $8.0 million to $8.3 million.

Pulmonx expects total operating expenses for the full year 2021 to range from $85 million to $90 million inclusive of stock-based compensation.

Webcast and Conference Call Details
Pulmonx will host a conference call today, March 2, 2021, at 1:30 p.m. PT / 4:30 p.m. ET to discuss its fourth quarter and full year 2020 financial results and to discuss its full year and first quarter 2021 financial guidance. The dial-in numbers are (833) 614-1518 for domestic callers and (270) 823-1072 for international callers. The conference ID is 6144267. A live webcast of the conference call will be available on the Investor Relations section of the Company's website at https://investors.pulmonx.com/. The webcast will be archived on the website following the completion of the call.

Use of Non-GAAP Financial Measures
Pulmonx has presented constant currency percentage change in revenues, a non-GAAP financial measure, in this press release. Constant currency calculations show reported current period revenues as if the foreign exchange rates remain the same as those in effect in the comparable prior year period. Pulmonx uses results on a constant currency basis as one measure to evaluate its performance. Pulmonx calculates constant currency by calculating current-year results using foreign currency exchange rates from the applicable comparable period in the prior year. Pulmonx generally refers to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange or being on a constant currency basis. Reconciliation of this non-GAAP financial measure to the most comparable GAAP measure is set forth in the tables below.

Pulmonx believes the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand its operating results and evaluate its performance in comparison to prior periods. Pulmonx generally uses constant currency to facilitate management's financial and operational decision-making, including evaluation of Pulmonx’s historical operating results. Non-GAAP financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with GAAP results, may provide a more complete understanding of factors and trends affecting Pulmonx’s business.

This non-GAAP financial measure should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. Because non-GAAP financial measures exclude the effect of items that increase or decrease the company's reported results of operations, management strongly encourages investors to review, when they become available, the Company's consolidated financial statements and publicly filed reports in their entirety. The Company's definition of non-GAAP measures may differ from similarly titled measures used by others.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on management’s current assumptions and expectations of future events and trends, which affect or may affect the Company’s business, strategy, operations or financial performance, and actual results may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. Forward-looking statements may include information concerning the impact of the COVID-19 pandemic on the Company and its operations, the Company’s possible or assumed future results of operations, including descriptions of the Company’s revenues, gross margin, profitability, outlook for 2021 full year and first quarter revenue, commercial momentum, and overall business strategy. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Factors that could cause actual results to differ materially from those contemplated in this press release can be found in the Risk Factors section of Pulmonx’s public filings with the Securities and Exchange Commission (“SEC”), including the Quarterly Report on Form 10-Q filed with the SEC on November 13, 2020, available at www.sec.gov. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. All statements other than statements of historical fact are forward-looking statements. Except to the extent required by law, the Company undertakes no obligation to update or review any estimate, projection, or forward-looking statement. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in the Company’s business.

About Pulmonx Corporation
Pulmonx Corporation (NASDAQ: LUNG) is a commercial-stage medical technology company that provides minimally invasive treatment for patients with severe emphysema, a form of COPD. The Pulmonx solution, which is comprised of the Zephyr® Valve, the Chartis® Pulmonary Assessment System and the StratX® Lung Analysis Platform, is designed to treat severe emphysema/COPD patients who, despite medical management, are still profoundly symptomatic. Pulmonx received FDA pre-market approval to commercialize the Zephyr Valve following its designation as a “breakthrough device.” The Zephyr Valve is commercially available in more than 25 countries, with over 80,000 valves used to treat more than 20,000 patients. For more information on the Zephyr Valves, please visit www.MyLungsMyLife.com. For more information on the company, please visit www.Pulmonx.com.

Pulmonx®, Chartis®, StratX®, and Zephyr® are registered trademarks of Pulmonx Corporation.

Investor Contact
Brian Johnston
Gilmartin Group
investors@pulmonx.com

Pulmonx Corporation
Consolidated Statements of Operations
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Revenue	$9,830	$10,347	$32,733	$32,595
Cost of goods sold	2,752	3,010	11,531	10,181
Gross profit	7,078	7,337	21,202	22,414
Operating expenses
Research and development	2,472	1,603	7,460	6,049
Selling, general and administrative	13,960	10,024	46,074	34,203
Total operating expenses	16,432	11,627	53,534	40,252
Loss from operations	(9,354)	(4,290)	(32,332)	(17,838)
Interest income	115	122	213	432
Interest expense	(267)	(450)	(3,181)	(2,317)
Other income (expense), net	230	96	3,282	(617)
Net loss before tax	(9,276)	(4,522)	(32,018)	(20,340)
Income tax expense	21	147	213	363
Net loss	$(9,297)	$(4,669)	$(32,231)	$(20,703)
Net loss per share attributable to common stockholders, basic and diluted	$(0.27)	$(2.48)	$(3.16)	$(11.66)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	33,915,893	1,884,151	10,184,841	1,776,110

Pulmonx Corporation
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	December 31, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$231,561	$14,767
Restricted cash	231	—
Short-term marketable securities	—	13,580
Accounts receivable, net	4,228	5,511
Inventory	10,741	5,612
Prepaid expenses and other current assets	3,228	1,601
Total current assets	249,989	41,071
Property and equipment, net	1,474	902
Goodwill	2,333	2,333
Intangible assets, net	400	524
Deferred offering costs	—	1,563
Right of use assets	8,976	6,561
Other long-term assets	536	579
Total assets	$263,708	$53,533
Liabilities, Convertible Preferred Stock and Stockholders' Equity (Deficit)
Current liabilities
Accounts payable	$1,472	$2,681
Accrued liabilities	8,651	9,463
Income taxes payable	94	233
Deferred revenue	71	173
Current lease liabilities	2,238	446
Derivative liabilities	—	1,165
Total current liabilities	12,526	14,161
Deferred tax liability	62	43
Long-term lease liabilities	7,618	6,403
Credit agreement	564	—
Term loan	16,804	14,965
Total liabilities	37,574	35,572
Convertible preferred stock	—	205,339
Stockholders' equity (deficit)
Common stock	36	2
Additional paid-in capital	467,147	21,750
Accumulated other comprehensive income	1,685	1,373
Accumulated deficit	(242,734)	(210,503)
Total stockholders' equity (deficit)	226,134	(187,378)
Total liabilities, convertible preferred stock and stockholders' equity (deficit)	$263,708	$53,533

Pulmonx Corporation
Reconciliation of Reported Revenue % Change to Constant Currency Revenue % Change
(in thousands)
(Unaudited)

	Three months ended December 31,
	2020	2019	% Change	FX Impact %	Constant Currency % Change
United States	$4,874	$4,702	3.7%	—%	3.7%
International	4,956	5,645	(12.2)%	(4.8)%	(17.0)%
Total	$9,830	$10,347	(5.0)%	(2.6)%	(7.6)%

	Twelve months ended December 31,
	2020	2019	% Change	FX Impact %	Constant Currency % Change
United States	$16,191	$10,704	51.3%	—%	51.3%
International	16,542	21,891	(24.4)%	(1.5)%	(25.9)%
Total	$32,733	$32,595	0.4%	(0.9)%	(0.5)%